Exhibit 6.27

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), entered into as of April 6, 2022 (the “Effective Date”), hereby terminates that certain Advisory Agreement, dated as of March 25, 2021, and further amended by the First Amendment to the Advisory Agreement, dated as of March 22, 2022, by and among Hollister Associates, Kris Haber and Energy Exploration Technologies, Inc. (the “Advisory Agreement”). Capitalized terms referenced but not defined herein shall have the meanings set forth in the Advisory Agreement.

1. Termination. Pursuant to section 9 of the Advisory Agreement and in accordance with all other terms therein, it is hereby agreed that the Advisory Agreement is terminated as of the Effective Date in its entirety and that it shall, as of the Effective Date, no longer be of any force or effect. The Advisory hereby further agrees to waive any notice periods or other rights (including any obligations of the Company) set forth in the Advisory Agreement with respect to early termination, including that such requirement for the Company to provide the Advisor with 30 days’ prior written notice in advance of termination. For the avoidance of doubt, any obligations on the Company or the Advisor that expressly survive termination as set forth in the Advisory Agreement shall continue to be in effect until such time as designated in the Advisory Agreement.

2. Governing Law. The laws of the State of New York will govern the validity, interpretation, construction and performance of this Amendment. Any dispute under this Amendment or the Advisory Agreement shall be resolved exclusively in the state or federal courts located in the Borough of Manhattan, City and State of New York and each party to this Amendment shall accept service in any such action brought in any such court.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Limited Partnership Agreement as of May 27, 2022.

COMPANY:

Energy Exploration Technologies, Inc.

By:	/s/ Teague Egan
Name: Teague Egan
Title: Chief Executive Officer

ADVISOR:

HOLLISTER ASSOCIATES

By:	/s/ Christopher Hollister
Name: Christopher Hollister
Title: Chief Executive Officer

KRIS HABER

By:	/s/ Kris Haber
Kris Haber